Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Legg Mason Partners Equity Trust

We consent to the use of our report, dated March 25, 2008, incorporated herein by reference, for Legg Mason Partners Lifestyle Allocation 100%, Legg Mason Partners Lifestyle Allocation 85%, Legg Mason Partners Lifestyle Allocation 70%, Legg Mason Partners Lifestyle Allocation 50%, Legg Mason Partners Lifestyle Allocation 30% and Legg Mason Partners Lifestyle Income Fund, each a series of Legg Mason Partners Equity Trust, as of January 31, 2008, and to the references to our firm under the headings “Financial highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

New York, New York

April 25, 2008